Exhibit 10.15
Award No.
INTUIT INC. 2005 EQUITY INCENTIVE PLAN GRANT AGREEMENT
Restricted Stock Unit
(Chief Executive Officer Vesting)
Intuit Inc., a Delaware corporation (the “Company”), hereby grants you a restricted stock unit award (“Award”) pursuant to the Company’s 2005 Equity Incentive Plan (the “Plan”), of the Company’s common stock, $0.01 par value per share (“Common Stock”). The number of Shares that are subject to the Award and may be earned by you (“Number of Shares”) is set forth below. All capitalized terms in this Grant Agreement (“Agreement”) that are not defined in this Agreement have the meanings given to them in the Plan. This Award is subject to all of the terms and conditions of the Plan, which is incorporated into this Agreement by reference. This Agreement is not meant to interpret, extend, or change the Plan in any way, or to represent the full terms of the Plan. If there is any discrepancy, conflict or omission between this Agreement and the provisions of the Plan, the provisions of the Plan shall apply.
Name of Participant:
Number of Shares:
Date of Grant:
Final Vesting Date:
Vesting Based on Achievement of Threshold Performance and Service. This Award will be eligible to vest only if the threshold level of performance (“Threshold Goal”) is achieved and is certified by the Compensation and Organizational Development Committee (the “Committee”). The Threshold Goal is [•]. If the Threshold Goal is not achieved and/or certified by the Committee, this Award immediately will terminate and you will not be entitled to receive Shares. If the Threshold Goal is achieved and certified by the Committee, then you will have the opportunity to vest in 50% of the Number of Shares on [•], and the remaining 50% of the Number of Shares [•] (each, a “Vesting Date,” and [•] the “Final Vesting Date”), provided, in each case, that you have not Terminated before the respective Vesting Date. Notwithstanding the foregoing, Sections 1(b) through 1(d) provide certain circumstances in which you may vest in all or a portion of this Award without certification of the Threshold Goal and/or before the Vesting Dates. Any portion of this Award that does not vest, including pursuant to Sections 1(b) through (d), shall be cancelled and you will have no further right or claim thereunder.
1.	In the event of your Termination prior to the Final Vesting Date, the following provisions will govern the vesting of this Award:
(a)	Termination Generally. In the event of your Termination prior to the Final Vesting Date for any reason other than as expressly set forth in the other subsections of this Section 1 of the Agreement, this Award immediately will stop vesting and will terminate, and you will have no further right or claim to anything under this Award.

(b)	Termination due to Retirement. In the event of your Termination prior to the Final Vesting Date due to your Retirement, then, provided that the Threshold Goal has been met, you will vest pro-rata in a percentage of the Number of Shares equal to your number of full months of service since the Date of Grant divided by thirty-six months minus any Shares in which you already have vested, rounded down to the nearest whole share of Intuit Common Stock. For purposes of this Award, “Retirement” means the Termination of your employment with the Company after you have reached age fifty-five (55) and completed ten full years of service with the Company (including any Parent or Subsidiary).

(c)	Termination due to Death or Total Disability. In the event of your Termination prior to the Final Vesting Date due to your death or Total Disability, this Award will vest as to 100% of the Number of Shares on your Termination Date, minus any Shares in which you already have vested, regardless of whether the Threshold Goal has been met. For purposes of this Award, “Total Disability” is defined in Section 5.6(a) of the Plan.

(d)	Termination on or Within One Year Following Corporate Transaction. In the event of your Termination by the Company or its successor, prior to the Final Vesting Date, but on or within one year following the date of a Corporate Transaction, you will vest pro-rata in a percentage of the Number of Shares equal to your number of full months of service since the Date of Grant divided by thirty-six months minus any Shares in which you already have vested, rounded down to the nearest whole share of Intuit Common Stock. For purposes of this Award, “Corporate Transaction” is defined in Section 26(h) of the Plan.

2.	Issuance of Shares under this Award. The Company will issue you the Shares subject to this Award as soon as reasonably possible after any Vesting Date or any other date upon which this Award vests under Sections 1(a) through (d) (but in no case later than March 15th of the calendar year after the calendar year in which the vesting event occurs). Until the date the shares are issued to you, you will have no rights as a stockholder of the Company.
3.	Withholding Taxes. This Award is generally taxable for purposes of United States federal income and employment taxes upon vesting based on the Fair Market Value on at any time the Award (or portion thereof) vests. To the extent required by applicable federal, state or other law, you shall make arrangements satisfactory to the Company for the payment and satisfaction of any income tax, social security tax, payroll tax, payment on account or other tax related to withholding obligations that arise under this Award and, if applicable, any sale of Shares. The Company shall not be required to issue Shares pursuant to this Award or to recognize any purported transfer of Shares until such obligations are satisfied. Unless otherwise agreed to by the Company and you, these obligations will be satisfied by the Company withholding a number of Shares that would otherwise be issued under this Award that the Company determines has a Fair Market Value sufficient to meet the tax withholding obligations. For purposes of this Award, “Fair Market Value” is defined in Section 26(n) of the Plan.
You are ultimately liable and responsible for all taxes owed by you in connection with this Award, regardless of any action the Company takes or any transaction pursuant to this section with respect to any tax withholding obligations that arise in connection with this Award. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or settlement of this Award or the subsequent sale of any of the shares of Common Stock underlying the shares that vest. The Company does not commit and is under no obligation to structure this Award to reduce or eliminate your tax liability.
4.	Disputes: Any question concerning the interpretation of this Agreement, any adjustments to made thereunder, and any controversy that may arise under this Agreement, shall be determined by the Committee in accordance with its authority under Section 4 of the Plan. Such decision by the Committee shall be final and binding.
5. Other Matters:
(a)	The Award granted to an employee in any one year, or at any time, does not obligate the Company or any subsidiary or other affiliate of the Company to grant an award in any future year or in any given amount and should not create an expectation that the Company (or any subsidiary or other affiliate) might grant an award in any future year or in any given amount.

(b)	Nothing contained in this Agreement creates or implies an employment contract or term of employment or any promise of specific treatment upon which you may rely.

(c)	Notwithstanding anything to the contrary in this Agreement, the Company may reduce your Award if you change classification from a full-time employee to a part-time employee.

(d)	This Award is not part of your employment contract (if any) with the Company, your salary, your normal or expected compensation, or other remuneration for any purposes, including for purposes of computing benefits, severance pay or other termination compensation or indemnity.

(e)	Because this Agreement relates to terms and conditions under which you may be issued shares of Common Stock of Intuit Inc., a Delaware corporation, an essential term of this Agreement is that it shall be governed by the laws of the State of Delaware, without regard to choice of law principles of Delaware or other jurisdictions. Any action, suit, or proceeding relating to this Agreement or the Award granted hereunder shall be brought in the state or federal courts of competent jurisdiction in Santa Clara County in the State of California.

(f)	This Award, and any issuance of Shares thereunder, is intended to comply and shall be interpreted in accordance with Section 409A of the Code.
This Agreement (including the Plan, which is incorporated by reference) constitutes the entire agreement between you and the Company with respect to this Award, and supersedes all prior agreements or promises with respect to the Award. Except as provided in the Plan, this Agreement may be amended only by a written document signed by the Company and you. Subject to the terms of the Plan, the Company may assign any of its rights and obligations under this Agreement, and this Agreement shall be binding on, and inure to the benefit of, the successors and assigns of the Company. Subject to the restrictions on transfer of an Award described in Section 14 of the Plan, this Agreement shall be binding on your permitted successors and assigns (including heirs, executors, administrators and legal representatives). All notices required under this Agreement or the Plan must be mailed or hand-delivered, (1) in the case of the Company, to the Company at 2632 Marine Way, Mountain View,

CA, 94043, or at such other address designated in writing by the Company to you, and (2) in the case of you, at the address recorded in the books and records of the Company as your then current home address.
The Company has signed this Award Agreement effective as the Date of Grant.

INTUIT INC.
By:

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